Exhibit 99.1

MetaVia Announces $10.0 Million Private Placement Priced At-The-Market under Nasdaq Rules

CAMBRIDGE, Mass., May 9, 2025 – MetaVia Inc. (Nasdaq: MTVA) ("MetaVia"), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced a private placement that MetaVia estimates will result in gross proceeds of approximately $10.0 million, before deducting the placement agent's fees and other offering expenses payable by the company. MetaVia currently intends to use the net proceeds from the offering for working capital and corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity.

The terms of the offering include an agreement to purchase (i) 9,479,345 shares of MetaVia's common stock at a price of $0.71 per share, and (ii) 4,605,162 pre-funded warrants to purchase shares of MetaVia's common stock at a price of $0.709 per pre-funded warrant. The pre-funded warrants have an exercise price of $0.001 per pre-funded warrant, and will be exercisable beginning on the effective date of receiving stockholder approval for the shares of MetaVia’s common stock issuable upon exercise of the pre-funded warrants. The private placement was priced at-the-market under Nasdaq rules, and the closing of the private placement is expected to occur on or about May 12, 2025, subject to customary closing conditions.

The offer and sale of the securities in the private placement, including the shares of common stock underlying the pre-funded warrants, are being made to certain institutional accredited investors in a transaction not involving a public offering pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506(b) of Regulation D promulgated thereunder, and have not been registered under the Securities Act or applicable state securities laws. Accordingly, the securities to be issued in the private placement and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement with the Securities and Exchange Commission ("SEC") or an applicable exemption from the registration requirements of the Securities Act and such other applicable state securities laws. MetaVia has agreed to file a registration statement with the SEC covering the resale of the shares of MetaVia common stock issued and underlying the pre-funded warrants in the private placement and to obtain stockholder approval for the shares of MetaVia common stock underlying the pre-funded warrants issued in the private placement.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity and is developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, DA-1241 demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", "potential", "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements, which include, among other statements, statements regarding the expected timing of the closing of the offering, the satisfaction of customary closing conditions related to the offering, the anticipated use of the net proceeds from the offering, the filing of a registration statement with the SEC, and obtaining stockholder approval for the shares of MetaVia common stock issued and underlying the pre-funded warrants in the private placement. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with MetaVia's ability to execute on its commercial strategy; MetaVia's expectations regarding the sufficiency of its existing cash on hand to fund MetaVia's operations; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of MetaVia's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of MetaVia; the cooperation of MetaVia's contract manufacturers, clinical study partners and others involved in the development of MetaVia's current and future product candidates; potential negative interactions between MetaVia's product candidates and any other products with which they are combined for treatment; MetaVia's ability to initiate and complete clinical trials on a timely basis; MetaVia's ability to recruit subjects for its clinical trials; whether MetaVia receives results from MetaVia's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws or regulations; the effects of changes to MetaVia's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in MetaVia's filings with the Securities and Exchange Commission, including MetaVia's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date when made. MetaVia does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com